EXHIBIT 10.1

CONSULTING AGREEMENT

                This Consulting Agreement ("Agreement") is made July 14, 2006 ("Effective Date"), by and between Mentor Corporation, a Minnesota corporation ("Mentor"), and David Adornetto ("Consultant").

RECITALS

                Mentor is in the business of manufacturing and selling medical devices and equipment.  Mentor desires to secure the services of Consultant for the purpose of attempting to complete a negotiated licensing agreement in accordance with a non-binding letter of intent between Mentor and the potential licensor.  Consultant agrees to provide such services.

                NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

Consultant and Mentor, intending to be legally bound, agree as follows:

1.             SERVICES.

1.1           Services.  Consultant shall attempt to negotiate a licensing agreement in accordance with a non-binding letter of intent between Mentor and the potential licensor by:

(a)           Providing reasonable business efforts consistent with the terms of this Agreement, to attempt to negotiate the licensing agreement;

(b)           Maintaining availability, personally or by telephone, during regular business hours to discuss matters pertaining to the negotiation of such a potential agreement;

(c)           Coordinating the efforts of outside legal counsel and inside personnel at Mentor, including those within the departments of Legal, Finance, Sales and Marketing, New Technology Development, Corporate Development and Clinical Affairs, to assist Consultant in his efforts; and

(d)           Providing regular updates on progress of negotiations to a designated Mentor contact.

1.2           Authorization for Services.  This Agreement shall serve as authorization from Mentor (1) for Consultant to perform the requested services, (2) to make other Mentor personnel reasonably available to Consultant to assist his efforts, and (3) to confirm that Consultant's services constitute key services to Mentor, continuing Consultant's status as an "Eligible Person" under Mentor's long-term incentive plans concerning the vesting of both restricted stock and stock options.

1.3           Reasonable Business Efforts.  Consultant will use reasonable business efforts to attempt to accomplish the negotiated licensing agreement under the terms and time commitments established by this Agreement.

1.4           Consultant Availability.  Consultant will be available on a mutually agreed schedule during normal business hours, Monday through Friday, excluding holidays.  All meetings will be scheduled at times and places mutually convenient to the parties.  Mentor recognizes that Consultant is an independent working professional and will require flexibility in work location(s) and scheduling due to Consultant's desire to seek and maintain other concurrent employment and/or work.

1.5           Primary Contact.  Josh Levine, President/CEO, will be Consultant's primary contact.  All records, reports, or invoices submitted to Mentor by Consultant will be sent to the attention of Mr. Levine at the Mentor address set forth below.

                2.             COMPENSATION AND REIMBURSEMENT.

2.1           Fees.  Mentor shall pay Consultant the following compensation for his services:

(a)           Upon completion of the term of this Agreement, regardless of the status of Consultant's negotiations with the potential licensor and irrespective of whether an acceptable licensing agreement with that licensor has been or could have been completed, and, in any event, by January 1, 2007, Consultant will have earned for his services and be entitled to a lump sum of Six Hundred Thousand Dollars ($600,000), payable on January 1, 2007.

(b)           In addition to the lump sum compensation in Section 2.1(a), Consultant will also receive Two Hundred Dollars ($200) per hour for any and all work performed by Consultant in excess of five (5) hours per week during the term of this Agreement, including travel time required for out of town work, excepting that Consultant's maximum daily fee may not exceed One Thousand Five Hundred Dollars ($1,500) regardless of the number of hours worked during a given day.

2.2           Expenses.  Mentor will fully reimburse Consultant for all reasonable out-of-pocket expenses for business travel, including hotels, meals, transportation costs, and all other reasonable expenses incurred by Consultant in an effort to accomplish the negotiated licensing agreement.

2.3           Billing.  Consultant may submit invoices for services rendered or expenses incurred during the preceding month.  The invoice shall set forth the total hours worked by Consultant during that month that justify compensation per Section 2.1(b) of this Agreement, and an itemized list of all expenses incurred, together with receipts or other written documentation for such expenses.  Mentor shall pay Consultant within fifteen (15) days of receipt of each invoice.

2.4           Stock and Stock Options.  Mentor will take all action necessary to ensure that all Mentor restricted stock and stock options owned and/or possessed by Consultant continue to vest without interruption or legal defect through the period of the term of this Agreement.

2.5          Death or Disability.  In the event of Consultant's death or disability during the term of this Agreement, all amounts owed to Consultant under section 2 of this Agreement, "COMPENSATION AND REIMBURSEMENT" shall be paid to Consultant or his heirs as required by the terms of this Agreement and regardless of the status of Consultant's negotiations with the potential licensor and irrespective of whether an acceptable licensing agreement with that licensor has been or could have been completed notwithstanding Consultant's death or disability.

3.             TERM.  This Agreement shall be for a term of five (5) months commencing on July 14, 2006, the Effective Date and may be extended by mutual agreement of the parties.

4.             REPRESENTATIONS AND WARRANTIES.  Consultant represents and warrants that he has:

(a)           the capacity and authority to enter into this Agreement, and that by entering into or performing under this Agreement he will not breach any other agreement to which he is currently a party;

(b)           the right, free of any right or interest of any third party, to disclose all information he discloses to Mentor; and

(c)           the skills believed necessary to render the services and that he will exercise professional judgment in rendering them.

Mentor represents and warrants that it has received authorization from its Board of Directors to enter into this Agreement and to fully perform its obligations to Consultant hereunder.

5.             PROTECTION OF CONFIDENTIAL INFORMATION.

5.1           Nondisclosure of Confidential Information.

(a)           "Confidential Information" includes all information, data, concepts, ideas, methods, processes, techniques, formulae, know-how, trade secrets, and improvements relating to the research, development, manufacturing, or marketing activities of Mentor that are confidential and proprietary to Mentor, or any subsidiary of Mentor Corporation, together with all  documents that may be prepared by Consultant that contain or otherwise reflect any Confidential Information.  During the term of this Agreement, Mentor may disclose Confidential Information to Consultant so that Consultant can render services.  Consultant agrees that Confidential Information is confidential and proprietary to Mentor and shall remain the property of Mentor.

(b)           Consultant will:

(i)            hold all Confidential Information in confidence and with the same degree of care to prevent disclosure to others that it takes to preserve and safeguard his own proprietary and confidential information, but not less than a reasonable degree of care, and not disclose or otherwise disseminate Confidential Information to others, except as may be required by law or to perform his services under this Agreement;

(ii)           not use Confidential Information for any purpose other than in rendering services under this Agreement;

(iii)          limit the dissemination of and access to Confidential Information to those personnel who have a need for access to such Confidential Information for the rendering of services under this Agreement;

(iv)          not copy or reproduce any records containing Confidential Information or divulge such records to others, except to perform services under this Agreement;

(v)           not disclose to others that Confidential Information is known to or used by Mentor or those associated with Mentor, except to perform services under this Agreement; and

(vi)          return to Mentor, within thirty (30) calendar days of its request or upon termination of this Agreement, all Confidential Information and any other records containing Confidential Information.

(c)           Excepted from these obligations of confidentiality and nondisclosure is information that:

(i)            was or becomes public knowledge through no fault of Consultant;

(ii)           was known to Consultant prior to the date of disclosure, as evidenced by his written records or other proof; or

(iii)          is disclosed to Consultant by an independent third party who had the lawful right to disclose it.

(d)           Consultant's obligations of confidentiality and nondisclosure shall survive termination of this Agreement.

5.2           Third Party Request For Information.  Consultant will promptly notify Mentor of any request to disclose Confidential Information, so that Mentor can seek appropriate protection for its Confidential Information.  Consultant shall inform the requesting party of the confidential and proprietary nature of the requested materials, and Mentor shall have the right to participate in Consultant's response to any such request.  Consultant shall cooperate with Mentor's efforts to narrow the scope of any request for Confidential Information, to obtain a protective order limiting use or disclosure of any Confidential Information sought, or in any other lawful way to obtain continued protection for Mentor's Confidential Information.  If disclosure is required by law, disclosure shall be limited to the specific Confidential Information that is legally required to be disclosed and to the persons or entities to whom disclosure is required.

5.3           Documents and Tangible Property.  All notes, records, and other documents, and all copies thereof, relating to Mentor's business activities and all objects related thereto, including but not limited to documents and information generated by Consultant as a result of performing services hereunder, are and shall remain the property of Mentor.  Consultant will take any action necessary to perfect Mentor's ownership interest in such documents and information.  Upon termination of this Agreement, Consultant shall return to Mentor all documents, objects, and information provided to Consultant by Mentor or generated by Consultant as a result of performing his services hereunder.

5.4           Remedies.  The parties agree that money damages would not be a sufficient remedy for any breach of Section 5 of this Agreement.  In addition to all other remedies, the non-breaching party will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.

6.             INDEPENDENT PARTIES.  This Agreement does not create an employer/employee relationship between Consultant and Mentor.  The Consultant is an independent contractor with respect to all activities pursuant to this Agreement.  Neither party is in any manner the employee or legal representative of the other for any purpose and, other than to attempt to fulfill the terms of this Agreement, shall not have the power to assume or create an obligation or responsibility of any kind in the name of any other party unless specifically provided for in this Agreement.  Consultant understands and agrees that Mentor will not cover Consultant with workers' compensation, unemployment insurance, state disability insurance or other benefits that may be available to employees of Mentor.  It is agreed that no taxes will be withheld from Consultant's compensation and all taxes required to be withheld and/or paid with respect to all services provided by Consultant hereunder will be timely paid by Consultant directly to the appropriate governmental agency and that Consultant agrees to indemnify and hold Mentor harmless from any liability for any failure to withhold or pay such taxes.

7.             NON-COMPETITION.  Consultant shall refrain from any business competition with Mentor during the term of this Agreement.  In particular, Consultant shall not participate or have interests, either directly or indirectly, in any competitive product or venture or otherwise directly or indirectly promote such competitive product or venture by word or by deed.  The prohibition of competition refers to the field of manufacturing, marketing and distributing medical, biological and related products and equipment similar to such work by Mentor.  However, Consultant is expressly authorized to seek and/or engage in any non-competitive employment or work with others during and after the term of this Agreement.  This Section 7 shall survive the termination of this Agreement and remain in full force and effect for six (6) months after termination of this Agreement.

8.             GENERAL PROVISIONS.

8.1           Amendment.  All amendments or modifications of this Agreement shall be in writing and shall be signed by each of the parties hereto.

8.2           Waiver.  Any waiver of any right, power, or privilege hereunder must be in writing and signed by the party being charged with the waiver.  No delay on the part of any party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver of any other right, power, or privilege hereunder, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

8.3           Notices.  All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be delivered personally or sent by overnight courier, by facsimile with confirmation by first-class mail, or by registered or certified mail, return receipt requested.  Notices delivered personally or sent by overnight courier or by facsimile with confirmation by first-class mail shall be deemed to have been received and to be effective on the date received, while notices sent by registered or certified mail, return receipt requested, shall be deemed to have been received and to be effective three (3) business days after deposit into the mails.  Notices shall be given to the parties at the following respective addresses, or to such other addresses as any party shall designate in writing:

If to Mentor:	Mentor Corporation Attention: Josh Levine 201 Mentor Drive Santa Barbara, California 93111 Telephone: (805) 879-6000 Facsimile: (805) 879-6804 (HR Dept)

If to Consultant:	David Adornetto Attention: David Adornetto 201 Mentor Drive Santa Barbara, California 93111 Telephone: (805) 879-6000 Facsimile: (805) 967-3013

8.4           Successors and Assigns.  This Agreement and each of its provisions shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns.  Notwithstanding the foregoing, this Agreement is personal to Consultant and shall be assignable by Consultant only with the written consent of Mentor, which consent may be withheld in Mentor's sole and absolute discretion.

8.5           Law Governing.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard for its or any other state's conflict of laws rules.  The parties hereby submit to the exclusive jurisdiction of the courts of the State of California, in and for the County of Santa Barbara, for the purpose of construing and enforcing this Agreement.

8.6           Attorneys' Fees.  Should a lawsuit be commenced to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover costs and reasonable attorneys' fees.

8.7           Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute a single instrument.

8.8           Headings.  The headings in the paragraphs of this Agreement are for convenience only and shall not constitute a part hereof.

8.9           Pronouns and Number.  Whenever the context so requires, the masculine shall include the feminine and the neuter, the singular shall include the plural, and conversely.

8.10         Severability of Provisions.  In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

8.11         Integration.  This Agreement constitutes the entire understanding and agreement between the parties with respect to the matters contemplated herein and supersedes all previous communications, representations, or understandings, either oral or written, between the parties relating to the subject matter hereof, all of which are merged herein.

8.12         Agreement Controls.  This Agreement shall control whenever the provisions of any potential subordinated document conflict with this Agreement.

8.13         Plain Meaning.  The terms and all parts of this Agreement shall be interpreted according to their plain meaning and neither for nor against any party hereto.

8.14         Force Majeure.  Any party shall be temporarily excused from performing under this Agreement in the event any force majeure or other occurrence beyond the reasonable control of such party makes such performance impossible, contrary to law, or commercially unreasonable.  If reasonably practical, the delayed party shall resume performance of its obligations with due diligence after the delaying event has subsided. The parties shall use their best efforts to overcome the cause and effect of any such suspension.

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

MENTOR CORPORATION		DAVID ADORNETTO

By:	/s/Joshua Levine Joshua Levine President and Chief Executive Officer	/s/David Adornetto
Date: June 30, 2006		Date: June 30, 2006